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 FORM 3
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                                            U.S. SECURITIES AND EXCHANGE COMMISSION
                                                     WASHINGTON, DC 20549

                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
                              of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                             of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
     Rowland      Keith        P.             Statement
------------------------------------------    (Month/Day/Year)               TELS Corporation/TELS (OTCBB)
     (Last)     (First)     (Middle)             9/12/02                 -----------------------------------------------------------
  4875 Lily Avenue North                   ----------------------------  5. Relationship of Reporting    6.If Amendment, Date
------------------------------------------   3. IRS or Social Security          Person to Issuer           of Original
             (Street)                         Number of Reporting           (Check all applicable)         (Month/Day/Year)
                                              Person (Voluntary)         [ ] Director  [X] 10% Owner
 Lake Elmo,         MN         55042                                     [ ] Officer   [ ] Other(specify 7.Individual or Joint/Group
----------------------------------------     --------------------------      (give title    below)          Filing (Check Applicable
      (City)      (State)      (Zip)                                          below)                        Line)
                                                                                                            [X] Form filed by One
                                                                                                                Reporting Person
                                                                                                            [ ] Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                                          TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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  Common Stock, par value $0.02                      285,340                         D
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  Common Stock, par value $0.02                    1,141,360                         I                      By Wife
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                                                                                                            By Brewster Diversified
  Common Stock, par value $0.02                       77,042                         I                      Services, Inc. (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                               (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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Explanation of Responses:

(1) The  reporting  person  disclaims  beneficial  ownership of these  securities,  and this report shall not be deemed an admission  that the reporting  person is the  beneficial  owner of such  securities for purposes of Section 16 or for any other purpose.





                          /s/ Keith P. Rowland                9/23/02
                         -------------------------------   -------------
                         **Signature of Reporting Person        Date

                           Keith P. Rowland



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

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